Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333- 233718 and 333-261944 on Form S-8, of Emmaus Life Sciences, Inc. of our report dated July 2, 2024, relating to the consolidated financial statements of Emmaus Life Sciences, Inc. appearing in this report on Form 10-K of Emmaus Life Sciences, Inc. as of December 31, 2023 and 2022 and for the years then ended.

/s/

BAKER TILLY US, LLP

San Diego, California

July 2, 2024

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020-2022 Baker Tilly US, LLP